Exhibit 4.6

TRUST AGREEMENT

Between

THE PROGRESSIVE CORPORATION

And

FIDELITY MANAGEMENT TRUST COMPANY

THE PROGRESSIVE RETIREMENT SECURITY PROGRAM

TRUST

Restated as of July 1, 2005

Section 1.	Definitions		1

Section 2.	Trust		6

Section 3.	Exclusive Benefit and Reversion of Sponsor Contributions		6

Section 4.	Disbursements		6

(a)	Administrator-Directed Disbursements		6

(b)	Participant Withdrawal Requests		7

(c)	Limitations		7

Section 5.	Investment of Trust		7

(a)	Selection of Investment Options		7

(b)	Available Investment Options		7

(c)	Participant Direction		8

(d)	Mutual Funds		8

	(i)	Execution of Purchases and Sales	8

	(ii)	Voting	8

(e)	Sponsor Stock		9

	(i)	Acquisition Limit	9

	(ii)	Fiduciary Duty	9

	(iii)	Purchases and Sales of Sponsor Stock for Batch Activity	9

	(iv)	Purchases and Sales of Sponsor Stock for Participant-Initiated Exchanges (“Real Time” Trading)	10

	(v)	Use of an Affiliated Broker	11

	(vi)	Securities Law Reports	12

	(vii)	Voting and Tender Offers	12

	(viii)	General	15

	(ix)	Conversion	15

(f)	Participant Loans		15

	(i)	In General	15

(g)	BrokerageLink		15

(h)	Collective Investment Funds Managed by the Trustee		16

(i)	Trustee Powers		16

Section 6.	Recordkeeping and Administrative Services to Be Performed		17

(a)	General		17

(b)	Accounts		18

(c)	Inspection and Audit		18

(d)	Notice of Plan Amendment		18

(e)	Returns, Reports and Information		18

Section 7.	Compensation and Expenses		19

-i-

(continued)

Section 8.	Directions and Indemnification	19

(a)	Identity of Administrator and Named Fiduciary	19

(b)	Directions from Administrator	19

(c)	Directions from Named Fiduciary	20

(d)	Co-Fiduciary Liability	20

(e)	Indemnification	20

(f)	Survival	21

Section 9.	Resignation or Removal of Trustee and Termination	21

(a)	Resignation and Removal	21

(b)	Termination	21

(c)	Notice Period	21

(d)	Transition Assistance	21

(e)	Failure to Appoint Successor	22

Section 10.	Successor Trustee	22

(a)	Appointment	22

(b)	Acceptance	22

(c)	Corporate Action	22

Section 11.	Resignation, Removal, and Termination Notices	23

Section 12.	Duration	23

Section 13.	Amendment or Modification	23

Section 14.	Electronic Services	23

Section 15.	Assignment	24

Section 16.	Force Majeure	24

Section 17.	Confidentiality	25

Section 18.	Data Protection	25

Section 19.	General	26

(a)	Performance by Trustee, its Agents or Affiliates	26

(b)	Entire Agreement	26

(c)	Waiver	26

(d)	Successors and Assigns	26

(e)	Partial Invalidity	26

(f)	Section Headings	26

(g)	Communications	27

Section 20.	Governing Law	27

(a)	Massachusetts Law Controls	27

(b)	Trust Agreement Controls	27

-ii-

(continued)

Section 21.	Plan Qualification	28

SCHEDULES:		29

SCHEDULE “A” – Administrative Services		29

SCHEDULE “B” – Fee Schedule		33

SCHEDULE “C” – Investment Options		35

SCHEDULE “D” – Authorized Signers (to Act on Behalf of Administrator)		36

SCHEDULE “E” – Authorized Signers (to Act on Behalf of Named Fiduciary)		37

SCHEDULE “F” – IRS Determination Letter		38

SCHEDULE “G” – Exchange Guidelines		40

SCHEDULE “H” – Operational Guidelines for Non-Fidelity Mutual Funds		43

SCHEDULE “I” – Securities That May Not Be Purchased Under the BrokerageLink Option		45

SCHEDULE “J” – BrokerageLink Administrative Procedures		46

SCHEDULE “K” – Operational Procedures for Hardship Withdrawals by Phone		49

-iii-

TRUST AGREEMENT, restated as of the 1st day of July, 2005, between THE PROGRESSIVE CORPORATION, an Ohio corporation, having an office at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 (the “Sponsor”), and FIDELITY MANAGEMENT TRUST COMPANY, a Massachusetts trust company, having an office at 82 Devonshire Street, Boston, Massachusetts 02109 (the “Trustee”).

WITNESSETH:

WHEREAS, the Sponsor is the sponsor of The Progressive Retirement Security Program (the “Plan”); and

WHEREAS, the Sponsor wishes to establish a single trust to hold and invest assets of the Plan for the exclusive benefit of Participants, as defined herein, in the Plan and their beneficiaries; and

WHEREAS, the Trustee is willing to hold and invest the aforesaid Plan assets in trust among several investment options selected by the Named Fiduciary, as defined herein; and

WHEREAS, the Sponsor also wishes to have the Trustee perform certain ministerial recordkeeping and administrative functions under the Plan; and

WHEREAS, the Trustee is willing to perform recordkeeping and administrative services for the Plan if the services are ministerial in nature and are provided within a framework of plan provisions, guidelines and interpretations conveyed in writing to the Trustee by the Administrator (as defined herein).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Sponsor and the Trustee agree as follows:

Section 1. Definitions.

The following terms as used in this Trust Agreement have the meaning indicated unless the context clearly requires otherwise:

(a) “Administrator”

“Administrator” shall mean the RSP Administrative Committee, identified in the Plan document as the Plan Administrator (within the meaning of section 3(16)(A) of ERISA).

(b) “Agreement”

“Agreement” shall mean this Trust Agreement, and the Schedules and Exhibits attached hereto, as the same may be amended and in effect from time to time.

(c) “BrokerageLink”

“BrokerageLink” shall mean the Participant directed brokerage option offered under the plan.

(d) “BrokerageLink Core Account”

“BrokerageLink Core Account” shall refer to Fidelity Cash Reserves.

(e) “Business Day”

“Business Day” shall mean each day the NYSE is open.

(f) “Code”

“Code” shall mean the Internal Revenue Code of 1986, as it has been or may be amended from time to time.

(g) “Closing Price”

“Closing Price” shall mean either (1) the closing price of the stock on the principal national securities exchange on which the Sponsor Stock is traded or, in the case of stocks traded over the counter, the last sale price of the day; or, if (1) is unavailable, (2) the latest available price as reported by the principal national securities exchange on which the Sponsor Stock is traded or, for an over the counter stock, the last bid price prior to the close of the New York Stock Exchange (generally 4:00 p.m. Eastern time).

(h) “Confidential Information”

“Confidential Information” shall mean (individually and collectively) proprietary information of the parties to this Trust Agreement, including but not limited to, their inventions, confidential information, know how, trade secrets, business affairs, prospect lists, product designs, product plans, business strategies, finances, fee structures, etc.

(i) “Declaration of Separate Fund”

“Declaration of Separate Fund” shall mean the declaration of separate trust for each separate fund of the Group Trust.

(j) “EDT”

“EDT” shall mean electronic data transfer.

(k) “Electronic Products”

“Electronic Products” shall mean software products made available via electronic media.

(l) “Electronic Services”

“Electronic Services” shall mean communications and services made available via electronic media.

(m) “ERISA”

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it has been or may be amended from time to time.

(n) “FBSLLC”

“FBSLLC” shall mean Fidelity Brokerage Services LLC.

(o) “Fidelity Mutual Fund”

“Fidelity Mutual Fund” shall mean any investment company advised by Fidelity Management & Research Company or any of its affiliates.

(p) “FIIOC”

“FIIOC” shall mean Fidelity Investments Institutional Operations Company, Inc.

(q) “Group Trust”

“Group Trust” shall mean the Fidelity Group Trust for Employee Benefit Plans for qualified plans.

(r) “In Good Order”

“In Good Order” shall mean in a state or condition acceptable to the Trustee in its sole discretion, which the Trustee determines is reasonably necessary for accurate execution of the intended transaction.

(s) “Losses”

“Losses” shall mean any and all loss, damage, penalty, liability, cost and expense, including without limitation, reasonable attorney’s fees and disbursements.

(t) “Mutual Fund”

“Mutual Fund” shall refer both to Fidelity Mutual Funds and Non-Fidelity Mutual Funds.

(u) “Named Fiduciary”

“Named Fiduciary” shall mean the RSP Investment Committee, as identified in the Plan document and a named fiduciary of the Plan (within the meaning of section 402(a) of the ERISA).

(v) “NAV”

“NAV” shall mean Net Asset Value.

(w) “NFSLLC”

“NFSLLC” shall mean National Financial Services LLC.

(x) “Non-Fidelity Mutual Fund”

“Non-Fidelity Mutual Fund” shall mean certain investment companies not advised by Fidelity Management & Research Company or any of its affiliates.

(y) “NYSE”

“NYSE” shall mean the New York Stock Exchange.

(z) “Participant”

“Participant” shall mean, with respect to the Plan, any employee, former employee, or alternate payee with an account under the Plan, which has not yet been fully distributed and/or forfeited, and shall include the designated beneficiary(ies) with respect to the account of any deceased employee, former employee, or alternate payee until such account has been fully distributed and/or forfeited.

(aa) “Participant Recordkeeping Reconciliation Period”

“Participant Recordkeeping Reconciliation Period” shall mean the period beginning on the date of the initial transfer of assets to the Trust and ending on the date of the completion of the reconciliation of Participant records.

(bb) “Participation Agreement”

“Participation Agreement” shall mean the participation agreement for the Group Trust.

(cc) “PIN”

“PIN” shall mean personal identification number.

(dd) “Plan”

“Plan” shall mean The Progressive Retirement Security Program, as in effect from time to time.

(ee) “Plan Administrative Manual”

“Plan Administrative Manual” shall mean the document which sets forth the administrative and recordkeeping duties and procedures to be followed by the Trustee in administering the Plan, as such document may be amended and in effect from time to time.

(ff) “Plan Sponsor Webstation”

“Plan Sponsor Webstation” shall mean the graphical windows based application that provides current Plan and Participant information including indicative data, account balances, activity and history.

(gg) “Reporting Date”

“Reporting Date” shall mean the last day of each fiscal quarter of the Plan and, if not on the last day of a fiscal quarter, the date as of which the Trustee resigns or is removed pursuant to Section 9 hereof or the date as of which this Agreement terminates pursuant to Section 11 hereof.

(hh) “SEC”

“SEC” shall mean the Securities and Exchange Commission.

(ii) “Sponsor”

“Sponsor” shall mean The Progressive Corporation, an Ohio corporation, or any successor to all or substantially all of its businesses which, by agreement, operation of law or otherwise, assumes the responsibility of the Sponsor under this Agreement.

(jj) “Sponsor Stock”

“Sponsor Stock” shall mean the common shares, $1.00 par value, of the Sponsor, or such other publicly traded stock of the Sponsor, or such other publicly-traded stock of the Sponsor’s affiliates as meets the requirements of section 407(d)(5) of ERISA with respect to the Plan.

(kk) “SPO”

“SPO” is the standard plan option and shall mean all investment options available under the Plan, excluding BrokerageLink.

(ll) “Stock Fund”

“Stock Fund” shall mean the investment option consisting of Sponsor Stock.

(mm) “Trust”

“Trust” shall mean The Progressive Retirement Security Program Trust, being the trust established by the Sponsor and the Trustee pursuant to the provisions of this Agreement.

(nn) “Trustee”

“Trustee” shall mean Fidelity Management Trust Company, a Massachusetts trust company and any successor to all or substantially all of its trust business as described in Section 10(c). The term Trustee shall also include any successor trustee appointed pursuant to Section 10 to the extent such successor agrees to serve as Trustee under this Agreement.

(oo) “VRS”

“VRS” shall mean Voice Response System.

Section 2. Trust.

The Sponsor hereby establishes The Progressive Retirement Security Program Trust (the “Trust”) with the Trustee. The Trust shall consist of an initial contribution of money or other property acceptable to the Trustee in its sole discretion, made by the Sponsor or transferred from a previous trustee under the Plan, such additional sums of money or other property acceptable to the Trustee in its sole discretion, as shall from time to time be delivered to the Trustee under the Plan, all investments made therewith and proceeds thereof, and all earnings and profits thereon, less the payments that are made by the Trustee as provided herein. The Trustee hereby accepts the Trust on the terms and conditions set forth in this Agreement. In accepting this Trust, the Trustee shall be accountable for the assets received by it, subject to the terms and conditions of this Agreement.

Section 3. Exclusive Benefit and Reversion of Sponsor Contributions.

Except as provided under applicable law, no part of the Trust may be used for, or diverted to, purposes other than the exclusive benefit of the Participants in the Plan or their beneficiaries or the reasonable expenses of Plan administration. No assets of the Plan shall revert to the Sponsor, except as specifically permitted by the terms of the Plan.

Section 4. Disbursements.

(a) Administrator-Directed Disbursements.

The Trustee shall make disbursements in the amounts and in the manner that the Administrator directs from time to time in writing. The Trustee shall have no responsibility to ascertain such direction’s compliance with the terms of the Plan (except to the extent the terms of the Plan have been communicated to the Trustee in writing) or of any applicable law or the direction’s effect for tax purposes or otherwise; nor shall the Trustee have any responsibility to see to the application of any disbursement.

(b) Participant Withdrawal Requests.

The Administrator hereby directs that, pursuant to the Plan, a Participant withdrawal request (in-service or full withdrawal) may be made by the Participant by telephone or such other electronic means as may be agreed to from time to time by the Administrator and Trustee, and the Trustee shall process such request only after the identity of the Participant is verified by use of a PIN and social security number or such other personal identifier as may be agreed to from time to time by the Sponsor and the Trustee. The Trustee shall process such withdrawal in accordance with written guidelines provided by the Administrator and documented in the Plan Administrative Manual. In the case of a hardship withdrawal request, the Trustee shall forward the withdrawal document to the Participant for execution and submission for processing to the Trustee in accordance with the guidelines set forth on Schedule “K”.

(c) Limitations.

The Trustee shall not be required to make any disbursement in excess of the net realizable value of the assets of the Trust at the time of the disbursement. The Trustee shall be required to make all disbursements in accordance with the applicable source and fund withdrawal hierarchy and as documented in the Plan Administrative Manual, unless the Administrator has provided a written direction to the contrary.

Section 5. Investment of Trust.

(a) Selection of Investment Options.

The Trustee shall have no responsibility for the selection of investment options under the Trust and shall not render investment advice to any person in connection with the selection of such options.

(b) Available Investment Options.

The Named Fiduciary shall direct the Trustee as to the investment options in which the Trust shall be invested during the Participant Recordkeeping Reconciliation Period and the investment options in which Participants may invest following the Participant Recordkeeping Reconciliation Period. The Named Fiduciary may determine to offer as investment options only: (i) Mutual Funds, (ii) Sponsor Stock, (iii) notes evidencing loans to Participants in accordance with the terms of the Plan, (iv) BrokerageLink, and (v) collective investment funds maintained by the Trustee for qualified plans.

The Trustee shall be considered a fiduciary with investment discretion only with respect to Plan assets that are invested in investment contracts chosen by the Trustee or in collective investment funds maintained by the Trustee for qualified plans.

The investment options initially selected by the Sponsor are identified on Schedule “C” attached hereto. Schedule “C” is hereby adopted and ratified by the Named Fiduciary, effective July 1, 2005. Effective on and after July 1, 2005, Plan assets will be invested in the investment option(s) as directed by the Named Fiduciary. The Named Fiduciary may add additional investment options with the consent of the Trustee to reflect administrative considerations and upon mutual amendment of this Trust Agreement, and the Schedules thereto, to reflect such additions.

(c) Participant Direction.

As authorized under the Plan, each Participant shall direct the Trustee in which investment option(s) to invest the assets in the Participant’s individual accounts. Such directions may be made by Participants by use of the voice response system, a Participant service representative, the internet or in such other manner as may be agreed upon from time to time by the Named Fiduciary and the Trustee. Such direction shall be made in accordance with written exchange guidelines attached hereto as Schedule “G”. The Trustee shall not be liable for any loss or expense that arises from a Participant’s exercise or non-exercise of rights under this Section 5 over the assets in the Participant’s accounts. In the event that the Trustee fails to receive a proper direction from the Participant, the assets shall be invested in the investment option set forth for such purpose on Schedule “C”, until the Trustee receives a proper direction.

(d) Mutual Funds.

The Named Fiduciary hereby acknowledges that it has received from the Trustee a copy of the prospectus for each Fidelity Mutual Fund selected by the Named Fiduciary as a Plan investment option or short-term investment fund. All transactions involving Non-Fidelity Mutual Funds shall be done in accordance with the Operational Guidelines attached hereto as Schedule “H”. Trust investments in Mutual Funds shall be subject to the following limitations:

(i) Execution of Purchases and Sales.

Purchases and sales of Mutual Funds (other than for exchanges) shall be made on the date on which the Trustee receives In Good Order from the Administrator all information, documentation and wire transfer of funds (if applicable), necessary to accurately effect such transactions. Exchanges of Mutual Funds shall be made in accordance with the Exchange Guidelines attached hereto as Schedule “G”.

(ii) Voting.

At the time of mailing of notice of each annual or special stockholders’ meeting of any Mutual Fund, the Trustee shall send a copy of the notice and all proxy solicitation materials to each Participant who has shares of such Mutual Fund credited to the Participant’s accounts, together with a voting direction form for return to the Trustee or its designee. The Participant shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares credited to the Participant’s accounts (both vested and unvested). The Trustee shall vote the shares as directed by the Participant. The Trustee shall not vote shares for which it has received no directions from the Participant.

During the Participant Recordkeeping Reconciliation Period, the Named Fiduciary shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares of the Mutual Funds in the Trust, including Mutual Fund shares held in any short-term investment fund for liquidity reserve. Following the Participant Recordkeeping Reconciliation Period, the Named Fiduciary shall continue to have the right to direct the Trustee as to the manner in which the Trustee is to vote any Mutual Funds shares held in a short-term investment fund for liquidity reserve. The Trustee shall not vote any Mutual Fund shares for which it has received no directions from the Named Fiduciary.

With respect to all rights other than the right to vote, the Trustee shall follow the directions of the Participant and if no such directions are received, the directions of the Named Fiduciary. The Trustee shall have no further duty to solicit directions from Participants or the Named Fiduciary.

(e) Sponsor Stock.

Trust investments in Sponsor Stock shall be made via the Stock Fund. Dividends received on shares of Sponsor Stock shall be reinvested in additional shares of Sponsor Stock and allocated to Participants’ accounts.

(i) Acquisition Limit.

Pursuant to the Plan, the Trust may be invested in Sponsor Stock to the extent necessary to comply with investment directions under this Agreement. The Named Fiduciary shall be responsible for providing specific direction on any acquisition limits required by the Plan or applicable law.

(ii) Fiduciary Duty.

The Named Fiduciary shall continually monitor the suitability of the Trust acquiring and holding Sponsor Stock, under the fiduciary duty rules of section 404(a)(1) of ERISA (as modified by section 404(a)(2) of ERISA). The Trustee shall not be liable for any loss, or expense, which arises from the directions of the Named Fiduciary with respect to the acquisition and holding of Sponsor Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by the foregoing fiduciary duty rules or would be contrary to the terms of this Agreement.

(iii) Purchases and Sales of Sponsor Stock for Batch Activity.

Unless otherwise directed by the Administrator in writing pursuant to directions that the Trustee can administratively implement, the following provisions shall govern purchases and sales of Sponsor Stock for contributions, loan repayments, distributions, loans, withdrawals, or any other purchase or sale of Sponsor Stock related to a transaction that the Administrator has directed the Trustee in writing to implement on a batch basis (“batch activity”).

(A) Open Market Purchases and Sales. Purchases and sales of Sponsor Stock shall be made on the open market in accordance with the Trustee’s standard trading guidelines, as they may be amended from time to time, as necessary to honor batch activity. Such general rules shall not apply in the following circumstances:

(1) If the Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or

(2) If the Trustee is prohibited by the SEC, the NYSE or principal exchange on which the Sponsor Stock is traded, or any other regulatory or judicial body from purchasing or selling any or all of the shares required to be purchased or sold on such day.

In the event of the occurrence of a circumstance described in (1) or (2) above, the Trustee shall purchase or sell such shares as soon thereafter as administratively feasible, and shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively. The Trustee may follow written directions from the Administrator to deviate from the above purchase and sale procedures.

(iv) Purchases and Sales of Sponsor Stock for Participant-Initiated Exchanges (“Real Time” Trading)

Unless otherwise directed by the Administrator in writing pursuant to directions that the Trustee can administratively implement, the following provisions shall govern purchases and sales of Sponsor Stock for Participant-initiated exchanges.

(A) Purchases and Sales of Sponsor Stock. Purchases and sales of Sponsor Stock associated with individual Participant-initiated exchanges into or out of the Stock Fund shall be made on the open market pursuant to order types selected by the Participant in accordance with the Trustee’s procedures for “Real Time Trading.” The Administrator may instruct the Trustee to limit the order types available to Participants.

(1) Automated Order Entry. Sponsor Stock trades associated with Participant-initiated exchanges shall be sent to market as soon as administratively feasible during regular trading hours via an electronic order entry system, unless such trade is treated as a block trade. Such electronic order entry system shall be deemed an Electronic Service for purposes of Section 14 of this Agreement.

(2) Limitations on Trades; Cancellation of Exchange Requests. Trades rejected under rules of the applicable securities exchange will not be executed. The Trustee will not submit orders (or will cancel orders) for stock trades that violate the Trustee’s procedures for “Real Time Trading”. The Trustee shall not submit any trade order associated with a Participant-initiated exchange at any time when the Sponsor Stock Fund has been closed to such activity. Trades associated with Participant-initiated exchanges shall not be transacted at any time when the regular market is closed, or when the SEC, the NYSE or principal exchange on which the Sponsor Stock is traded, or any other regulatory or judicial body has prohibited purchases or sales of any or all of the shares requested for trade pursuant to the Participant-initiated exchange. An exchange requested by the Participant shall be rejected or cancelled, as the case may be, to the extent any accompanying trade is not submitted, not executed or cancelled.

(B) Reserve Requirements for Exchanges Into Stock Fund and Corrective Sales. The Participant’s ability to initiate exchanges into the Stock Fund shall be subject to standard reserve requirements applicable to the investment options used to fund the exchange, as established by the Trustee from time to time (or such higher reserve requirements as may be established by the Administrator in written direction to the Trustee). Requests to exchange into the Sponsor Stock Fund that exceed such reserves, and accompanying trade orders, may be rejected or cancelled. In the event that a buy trade associated with a request to exchange into Sponsor Stock is executed, and the Participant does not have sufficient assets in the designated investment option to fund the trade, the Trustee will liquidate investment options (including those held in other sources eligible for liquidation) in the affected Participant’s account pro rata. In the event that the Participant does not have sufficient assets in any other investment option, the Trustee shall initiate a corrective sale, and shall debit the costs of such corrective trade from the Participant’s account.

(C) Fractional Shares. Participants will be entitled to exchange out fractional shares in the Stock Fund only in connection with a request to exchange out the entire balance of their Stock Fund holdings (or the entire balance in a particular source, as applicable). Fractional shares will be transacted at the price determined by the stock trade order selected by the Participant.

(v) Use of an Affiliated Broker.

For all purchases and sales of Sponsor Stock on the open market, whether Participant-initiated or otherwise, the Named Fiduciary hereby directs the Trustee to use FBSLLC to provide brokerage services. Subject to the provisions of this agreement, FBSLLC shall execute such trades directly or through any of its affiliates. The provision of brokerage services shall be subject to the following:

(1) As consideration for such brokerage services, the Named Fiduciary agrees that FBSLLC shall be entitled to remuneration under this direction provision in the amount of $0.034 commission on each share of Sponsor Stock. Any increase in such remuneration may be made only by written agreement between the Named Fiduciary and Trustee.

(2) Any successor organization of FBSLLC, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this direction provision. FBSLLC may assign its rights and obligations under this agreement to any affiliate, provided that the assignee is bound by the terms hereof, including the provisions concerning remuneration.

(3) The Trustee and FBSLLC shall continue to rely on this direction provision until notified to the contrary. The Named Fiduciary reserves the right to terminate this direction upon written notice to FBSLLC (or its successors or assigns) and the Trustee, in accordance with Section 11 of this Agreement.

(4) The Named Fiduciary acknowledges that FBSLLC (and its successors and assigns) may rely upon this Trust Agreement in establishing an account in the name of the Trustee for the Plan or its Participants, and in allowing each Participant to exercise limited trading authorization over such account, to the extent of his or her individual account balance in the Sponsor Stock Fund subject to Participant direction.

(vi) Securities Law Reports.

The Named Fiduciary shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust’s ownership of Sponsor Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Sponsor Stock pending the filing of any report. The Trustee shall provide to the Named Fiduciary such information on the Trust’s ownership of Sponsor Stock as the Named Fiduciary may reasonably request in order to comply with Federal or state securities laws.

(vii) Voting and Tender Offers.

Notwithstanding any other provision of this Agreement, but subject to the provisions of applicable law, the provisions of this Section shall govern the voting and tendering of Sponsor Stock. The Named Fiduciary shall pay for all printing, mailing, tabulation and other costs associated with the voting and tendering of Sponsor Stock. The Trustee, after consultation with the Named Fiduciary, shall prepare the necessary documents associated with the voting and tendering of Sponsor Stock.

(A) Voting.

(1) When the issuer of Sponsor Stock prepares for any annual or special meeting, the Named Fiduciary shall notify the Trustee at least thirty (30) days in advance of the intended record date and the Trustee shall furnish the Named Fiduciary’s transfer agent the names, addresses and social security numbers of the participants holding shares in the Sponsor Stock Fund, as well as the percentage and or number of shares owned by each Participant as of the record date. The Named Fiduciary shall cause its transfer agent to distribute proxy materials and voting instruction forms to Participants holding an interest in the Sponsor Stock Fund. If requested by the Trustee the Named Fiduciary shall provide the Trustee with a copy of any materials provided to Participants and shall certify to the Trustee that the materials have been mailed or otherwise sent to Participants.

(2) Each Participant with an interest in the Sponsor Stock held in the Trust shall have the right to direct the Trustee as to the manner in which the Trustee is to vote (including not to vote) that number of shares of Sponsor Stock credited to the Participant’s accounts (both vested and unvested). Directions from a Participant to the Trustee concerning the voting of Sponsor Stock shall be communicated in writing, or by such other means as agreed upon by the Trustee and the Named Fiduciary. These directions shall be held in confidence by the Trustee and shall not be divulged to the Named Fiduciary, or any officer or employee of the Sponsor, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such person in the ordinary course of the performance of the Trustee’s services hereunder. Upon its receipt of the directions, the Trustee shall vote the shares of Sponsor Stock as directed by the Participant. Except as otherwise required by law, the Trustee shall not vote shares of Sponsor Stock credited to a Participant’s account for which it has received no directions from the Participant.

(3) Except as otherwise required by law, the Trustee shall vote that number of shares of Sponsor Stock not credited to Participants’ accounts in the same proportion on each issue as it votes those shares credited to Participants’ accounts for which it received voting directions from Participants.

(B) Tender Offers.

(1) Upon commencement of a tender offer for any securities held in the Trust that are Sponsor Stock, the Named Fiduciary shall timely notify the Trustee in advance of the intended tender date and shall cause a copy of all materials to be sent to the Trustee. The Named Fiduciary shall certify to the Trustee that the aforementioned materials represent the same information distributed to shareholders of Sponsor Stock. Based on these materials and after consultation with the Sponsor, the Trustee shall prepare a tender instruction form and shall provide a copy of all tender materials to be sent to each Participant with an interest in the Stock Fund, together with the foregoing tender instruction form, to be returned to the Trustee or its designee. The tender instruction form shall show the number of full and fractional shares of Sponsor Stock credited to the Participant’s account (both vested and unvested).

(2) Each Participant with an interest in the Stock Fund shall have the right to direct the Trustee to tender or not to tender some or all of the shares of Sponsor Stock credited to the Participant’s accounts (both vested and unvested). Directions from a Participant to the Trustee concerning the tender of Sponsor Stock shall be communicated in writing, or such other means as is agreed upon by the Trustee and the Named Fiduciary. These directions shall be held in confidence by the Trustee and shall not be divulged to the Named Fiduciary, or any officer or employee of the Sponsor, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee’s services hereunder. The Trustee shall tender or not tender shares of Sponsor Stock as directed by the Participant. Except as otherwise required by law, the Trustee shall not tender shares of Sponsor Stock credited to a Participant’s accounts for which it has received no directions from the Participant.

(3) Except as otherwise required by law, the Trustee shall tender that number of shares of Sponsor Stock not credited to Participants’ accounts in the same proportion as the total number of shares of Sponsor Stock credited to Participants’ accounts for which it received instructions from Participants.

(4) A Participant who has directed the Trustee to tender some or all of the shares of Sponsor Stock credited to the Participant’s accounts may, at any time prior to the tender offer withdrawal date, direct the Trustee to withdraw some or all of the tendered shares, and the Trustee shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline. Prior to the withdrawal deadline, if any shares of Sponsor Stock not credited to Participants’ accounts have been tendered, the Trustee shall redetermine the number of shares of Sponsor Stock that would be tendered under Section 5(e)(vii)(B)(3) if the date of the foregoing withdrawal were the date of determination, and withdraw from the tender offer the number of shares of Sponsor Stock not credited to Participants’ accounts necessary to reduce the amount of tendered Sponsor Stock not credited to Participants’ accounts to the amount so redetermined. A Participant shall not be limited as to the number of directions to tender or withdraw that the Participant may give to the Trustee.

(5) A direction by a Participant to the Trustee to tender shares of Sponsor Stock credited to the Participant’s accounts shall not be considered a written election under the Plan by the Participant to withdraw, or have distributed, any or all of his withdrawable shares. The Trustee shall credit to each account of the Participant from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of Sponsor Stock tendered from that account. Pending receipt of directions (through the Administrator) from the Participant or the Named Fiduciary, as provided in the Plan, as to which of the remaining investment options the proceeds should be invested in, the Trustee shall invest the proceeds in the investment option described in Schedule “C”.

(viii) General.

With respect to all shareholder rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Sponsor Stock, the Trustee shall follow the procedures set forth in subsection (A), above.

(ix) Conversion.

All provisions in this Section 5(e) shall also apply to any securities received as a result of a conversion of Sponsor Stock.

(f) Participant Loans.

(i) In General.

The Administrator shall act as the Trustee’s agent with regard to “general purpose” loans and as such shall (i) separately account for repayments of such loans and clearly identify such assets as Plan assets and (ii) collect and remit all principal and interest payments to the Trustee. To originate a “general purpose” loan, the Participant shall direct the Trustee as to the term and amount of the loan to be made from the Participant’s individual account. Such directions shall be made by Participants by use of the system maintained for such purpose by the Trustee or its agent. The Trustee shall determine, based on the current value of the Participant’s account on the date of the request and any guidelines provided by the Named Fiduciary, the amount available for the loan. Based on the interest rate supplied by the Named Fiduciary in accordance with the terms of the Plan, the Trustee shall advise the Participant of such interest rate, as well as the installment payment amounts. The Trustee shall distribute the loan agreement and truth-in-lending disclosure with the proceeds check to the Participant. To facilitate recordkeeping, the Trustee may destroy the original of any proceeds check (including the promissory note) made in connection with a loan to a Participant under the Plan, provided that the Trustee or its agent first creates a duplicate by a photographic or optical scanning or other process yielding a reasonable facsimile of the proceeds check (including the promissory note) and the Participant’s signature thereon, which duplicate may be reduced or enlarged in size from the actual size of the original.

(g) BrokerageLink.

Under the BrokerageLink option, the Named Fiduciary hereby directs the Trustee to use FBSLLC to purchase or sell individual securities for Participant accounts in accordance with investment directions provided by the Participants. The provision of brokerage services shall be subject to the following:

(i) Any successor organization of FBSLLC, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this authorization provision.

(ii) The Trustee and FBSLLC shall continue to rely on this direction provision until notified to the contrary. The Named Fiduciary reserves the right to terminate this direction upon written notice to FBSLLC (or its successor) and the Trustee, in accordance with Section 11 of this Agreement.

(iii) The types of securities which may not be purchased under BrokerageLink are listed on Schedule “I”. Administrative procedures governing investment in and withdrawals from BrokerageLink are attached hereto as Schedule “J”.

(iv) A copy of the notice and all proxy solicitation materials, together with a voting direction form, will be sent to each Participant with BrokerageLink account balances. FBSLLC shall provide all proxies and other shareholder materials to each Participant with such securities allocated to his or her account. The Participant shall have the authority to direct the exercise of all shareholder rights attributable to the securities allocated to his or her account. The Trustee shall not exercise such rights in the absence of direction from the Participant.

(h) Collective Investment Funds Managed by the Trustee.

To the extent that the Named Fiduciary selects as an investment option the Managed Income Portfolio II of the Group Trust, the Named Fiduciary hereby (A) acknowledges that it has received from the Trustee a copy of the Group Trust, the Participation Agreement and the Declaration of Separate Fund for the Managed Income Portfolio II, and (B) adopts the terms of the Group Trust, the Participation Agreement and the Declaration of Separate Fund as part of this Agreement.

(i) Trustee Powers.

The Trustee shall have the following powers and authority:

(i) Subject to paragraphs (b) and (c) of this Section 5, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

(ii) To cause any securities or other property held as part of the Trust to be registered in the Trustee’s own name, in the name of one or more of its nominees, or in the Trustee’s account with the Depository Trust Company of New York and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

(iii) To keep that portion of the Trust in cash or cash balances as the Named Fiduciary or Administrator may, from time to time, deem to be in the best interest of the Trust.

(iv) To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.

(v) To borrow funds from a bank not affiliated with the Trustee in order to provide sufficient liquidity to process Plan transactions in a timely fashion; provided that the cost of such borrowing shall be allocated in a reasonable fashion to the investment fund(s) in need of liquidity.

(vi) To settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust; to commence or defend suits or legal or administrative proceedings; to represent the Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action, from the Trust if not paid by the Sponsor.

(vii) To employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Agreement and to pay their reasonable expenses and compensation from the Trust if not paid by the Sponsor.

(viii) To invest all or any part of the assets of the Trust in investment contracts and short term investments (including interest bearing accounts with the Trustee or money market mutual funds advised by affiliates of the Trustee) and in any collective investment trust or group trust, including any collective investment trust or group trust maintained by the Trustee, which then provides for the pooling of the assets of plans described in Section 401(a) and exempt from tax under Section 501(a) of the Code, or any comparable provisions of any future legislation that amends, supplements, or supersedes those sections, provided that such collective investment trust or group trust is exempt from tax under the Code or regulations or rulings issued by the Internal Revenue Service. The provisions of the document governing such collective investment trusts or group trusts, as it may be amended from time to time, shall govern any investment therein and are hereby made a part of this Trust Agreement.

(ix) To do all other acts, although not specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Trust.

Section 6. Recordkeeping and Administrative Services to Be Performed.

(a) General.

The Trustee shall perform those recordkeeping and administrative functions described in Schedule “A” attached hereto. These recordkeeping and administrative functions shall be performed within the framework of the Administrator’s written directions regarding the Plan’s provisions, guidelines and interpretations.

(b) Accounts.

The Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall report the value of the assets held in the Trust as of each Reporting Date. Within thirty (30) days following each Reporting Date or within sixty (60) days in the case of a Reporting Date caused by the resignation or removal of the Trustee, or the termination of this Agreement, the Trustee shall file with the Administrator a written account setting forth all investments, receipts, disbursements, and other transactions effected by the Trustee between the Reporting Date and the prior Reporting Date, and setting forth the value of the Trust as of the Reporting Date. The Administrator shall use all reasonable efforts to bring to the Trustee’s attention, as soon as possible, any concerns or objections it may have relating to the accounts. Notwithstanding the previous sentence, and except as otherwise required under ERISA, upon the expiration of eighteen (18) months from the date of filing such account, the Trustee shall have no liability or further accountability to the Administrator with respect to the propriety of its acts or transactions shown in such account (or any Participant-level report provided to a Participant), except with respect to such acts or transactions as to which a written objection shall have been filed with the Trustee within such eighteen (18) month period.

(c) Inspection and Audit.

Prior to the termination of this Agreement, all records generated by the Trustee in accordance with paragraphs (a) and (b), above, shall be open to inspection and audit by the Administrator or any persons designated by the Administrator, during the Trustee’s regular business hours. Upon the resignation or removal of the Trustee or the termination of this Agreement, the Trustee shall provide to the Sponsor, at no expense to the Sponsor, in the format regularly provided to the Sponsor, a statement of each Participant’s accounts as of the resignation, removal, or termination, and the Trustee shall provide to the Sponsor or the Plan’s new recordkeeper such further records as may be reasonably requested, at the Sponsor’s expense.

(d) Notice of Plan Amendment.

The Trustee’s provision of the recordkeeping and administrative services set forth in this Section 6 shall be conditioned on the Sponsor delivering to the Trustee a copy of any amendment to the Plan as soon as administratively feasible following the amendment’s adoption and on the Administrator providing the Trustee, on a timely basis, with all the information the Trustee deems necessary for it to perform the recordkeeping and administrative services set forth herein, and such other information as the Trustee may reasonably request.

(e) Returns, Reports and Information.

Except as set forth on Schedule “A”, the Administrator shall be responsible for the preparation and filing of all returns, reports, and information required of the Trust or Plan by law. The Trustee shall provide the

Administrator with such information as the Administrator may reasonably request to make these filings. The Administrator shall also be responsible for making any disclosures to Participants required by law, except such disclosure as may be required under federal or state truth-in-lending laws with regard to Participant loans, which shall be provided by the Trustee.

Section 7. Compensation and Expenses.

Fees for services are specifically outlined in Schedule “B” and are based on all of the assumptions identified therein. The Trustee shall maintain its fees for three years; provided, however, in the event that the Plan characteristics referenced in the assumptions outlined in Schedule “B” change significantly (which shall be defined as plus or minus 10%) by either falling below or exceeding current or projected levels, such fees may be subject to revision. To reflect increased operating costs, Trustee may once each calendar year, but not prior to November 5, 2005, amend Schedule “B” without the Sponsor’s consent upon ninety (90) days prior notice to the Sponsor.

All reasonable expenses of plan administration as shown on Schedule “B” attached hereto, as amended from time to time, shall be a charge against and paid from the appropriate Participants’ accounts, except to the extent such amounts are paid by the Sponsor in a timely manner.

All expenses of the Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, and any other reasonable expenses of Plan administration as determined and directed by the Administrator, shall be a charge against and paid from the appropriate Participants’ accounts.

Section 8. Directions and Indemnification.

(a) Identity of Administrator and Named Fiduciary.

The Trustee shall be fully protected in relying on the fact that the Named Fiduciary and the Administrator under the Plan are the individuals or entities named as such above or such other individuals or persons as the Sponsor may notify the Trustee in writing.

(b) Directions from Administrator.

Whenever the Administrator provides a direction to the Trustee, the Trustee shall not be liable for any loss or expense arising from the direction (i) if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Administrator in the form attached hereto as Schedule “D”, and (ii) if the Trustee reasonably believes the signature of the individual to be genuine, unless it is clear on the direction’s face that the actions to be taken under the direction would be prohibited by the fiduciary duty rules of Section 404(a) of ERISA, or other applicable law, or would be contrary to the terms of this Agreement. For purposes of this Section, such direction may also be made EDT or other electronic means in accordance with procedures agreed to by the Administrator and the Trustee; provided, however, that the Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by the Administrator.

(c) Directions from Named Fiduciary.

Whenever the Named Fiduciary provides a direction to the Trustee, the Trustee shall not be liable for any loss or expense arising from the direction (i) if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Named Fiduciary in the form attached hereto as Schedule “E” and (ii) if the Trustee reasonably believes the signature of the individual to be genuine, unless it is clear on the direction’s face that the actions to be taken under the direction would be prohibited by the fiduciary duty rules of Section 404(a) of ERISA, or other applicable law, or would be contrary to the terms of this Agreement.

Such direction may also be made via EDT or other electronic means in accordance with procedures agreed to by the Named Fiduciary and the Trustee; provided, however, that the Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by the Named Fiduciary.

(d) Co-Fiduciary Liability.

In any other case, the Trustee shall not be liable for any loss or expense arising from any act or omission of another fiduciary under the Plan except as provided in section 405(a) of ERISA.

(e) Indemnification.

The Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from, Losses, that may be incurred by, imposed upon, or asserted against the Trustee to the extent incurred by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Trust, excepting only any and all Losses to the extent arising from the Trustee’s negligence, bad faith, breach of fiduciary duty or material breach of this Agreement.

The Trustee shall indemnify the Sponsor, Named Fiduciary, Administrator and agents against, and hold the Sponsor, Named Fiduciary, Administrator and agents harmless from, any and all Losses that may be incurred by, imposed upon, or asserted against the Sponsor by reason of any claim, regulatory proceeding, or litigation arising from Trustee’s, its agents, employees or affiliates, negligence, bad faith, error, mistake, breach of fiduciary duty or material breach of this Agreement. In addition, the Trustee shall be responsible for making Plan and Participant accounts whole including, but not limited to cases where FIIOC has liquidated one or more securities pursuant to Schedule J as a result of Trustee’s, its agents, employees or affiliates negligence, bad faith, error or material breach of this Agreement and such liquidation results in a loss to a Participant’s account.

The Trustee shall indemnify the Sponsor, Named Fiduciary, Administrator and agents against and hold the Sponsor, Named Fiduciary, Administrator and agents harmless from any and all such Losses that may be incurred as a result of, imposed upon, or asserted against the Sponsor, Named Fiduciary, Administrator and agents as a result of i) any defects in the investment methodology embodied in the target asset allocation or model portfolio provided through Fidelity PortfolioPlannerSM, except to the extent that any such loss, damage, penalty, liability, cost or expense arises from information provided by the Participant, the Sponsor or third parties; or ii) any prohibited transactions resulting from the provision of Fidelity PortfolioPlannerSM by the Trustee.

(f) Survival.

The provisions of this Section 8 shall survive the termination of this Agreement.

Section 9. Resignation or Removal of Trustee and Termination.

(a) Resignation and Removal.

(1) The Trustee may resign at any time in accordance with the notice provisions set forth below. (2) The Sponsor may remove the Trustee at any time in accordance with the notice provisions set forth below.

(b) Termination.

This Agreement may be terminated in full, or with respect to only a portion of the Plan (i.e., a “partial deconversion”) at any time by the Sponsor upon prior written notice to the Trustee in accordance with the notice provisions set forth below.

(c) Notice Period.

In the event either party desires to terminate this Agreement or any Services hereunder, the party shall provide at least one-hundred and eighty (180) days prior written notice of the termination date to the other party; provided, however, that the receiving party may agree, in writing, to a shorter notice period.

(d) Transition Assistance.

In the event of termination of this Agreement, or the resignation or removal of the Trustee, if requested by Sponsor, the Trustee shall assist the Sponsor in developing a plan for the orderly transition of the Plan data, cash and assets then constituting the Trust and services provided by the Trustee hereunder to the Sponsor or its designee. The Trustee shall provide such assistance as set forth and detailed in the Plan Administrative Manual. The Trustee shall provide to the Sponsor, or to any person designated by the

Sponsor, at a mutually agreeable time, one file of the Plan data prepared and maintained by the Trustee in the ordinary course of business, in the Trustee’s format. The Trustee may provide other or additional transition assistance as mutually determined for additional fees, and which shall be due and payable as mutually agreed upon by the Sponsor and Trustee.

(e) Failure to Appoint Successor.

If, by the termination date, the Sponsor has not notified the Trustee in writing as to the individual or entity to which the assets and cash are to be transferred and delivered, the Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. The Trustee shall be reimbursed by the Sponsor for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements.

Section 10. Successor Trustee.

(a) Appointment.

If the office of Trustee becomes vacant for any reason, the Sponsor may in writing appoint a successor trustee under this Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Trustee under this Agreement. The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Trust.

(b) Acceptance.

As of the date the successor trustee accepts its appointment under this Agreement, title to and possession of the Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee, except as may be required to evidence such transition. The predecessor trustee shall execute all instruments and do all acts that may be reasonably necessary and requested in writing by the Sponsor or the successor trustee to vest title to all Trust assets in the successor trustee or to deliver all Trust assets to the successor trustee.

(c) Corporate Action.

Any successor to the Trustee or successor trustee, either through sale or transfer of the business or trust department of the Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction of either the Trustee or successor trustee, shall, upon consummation of the transaction, become the successor trustee under this Agreement.

Section 11. Resignation, Removal, and Termination Notices.

All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, or a nationally recognized overnight delivery service, to the Sponsor c/o Manager, Benefits Accounting, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, and to the Trustee c/o Legal Department, ERISA Group, Fidelity Investments, 82 Devonshire Street, Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.

Section 12. Duration.

This Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Agreement relating to amendment, modification, and termination thereof.

Section 13. Amendment or Modification.

This Agreement may be amended or modified at any time and from time to time only by an instrument executed by both the Sponsor and the Trustee. The individuals authorized to sign such instrument shall be those authorized by the Sponsor on Schedule “E.”

Section 14. Electronic Services.

(a) The Trustee may provide Electronic Services and/or Electronic Products, including, but not limited to Fidelity Plan Sponsor WebStation. The Administrator and its agents agree to use such Electronic Services and Electronic Products only in the course of reasonable administration of or participation in the Plan and to keep confidential and not publish, copy, broadcast, retransmit, reproduce, commercially exploit or otherwise redisseminate the Electronic Products or Electronic Services or any portion thereof without the Trustee’s written consent, except, in cases where Trustee has specifically notified the Administrator that the Electronic Products or Services are suitable for delivery to Administrator’s Participants, for non-commercial personal use by Participants or beneficiaries with respect to their participation in the Plan or for their other retirement planning purposes.

(b) The Administrator shall be responsible for installing and maintaining all Electronic Products, (including any programming required to accomplish the installation) and for displaying any and all content associated with Electronic Services on its computer network and/or intranet so that such content will appear exactly as it appears when delivered to Administrator. All Electronic Products and Services shall be clearly identified as originating from the Trustee or its affiliate. The Administrator shall promptly remove Electronic Products or Services from its computer network and/or intranet, or replace the Electronic Products or Services with updated products or services provided by the Trustee, upon written notification (including written notification via facsimile) by the Trustee.

(c) All Electronic Products shall be provided to the Administrator without any express or implied legal warranties or acceptance of legal liability by the Trustee, and all Electronic Services shall be provided to the Administrator without acceptance of legal liability related to or arising out of the electronic nature of the delivery or provision of such Services. Except as otherwise stated in this Agreement, no rights are conveyed to any property, intellectual or tangible, associated with the contents of the Electronic Products or Services and related material. The Trustee hereby grants to the Administrator a non-exclusive, non-transferable revocable right and license to use the Electronic Products and Services in accordance with the terms and conditions of this Agreement.

(d) To the extent that any Electronic Products or Services utilize internet services to transport data or communications, the Trustee will take, and Administrator agrees to follow, reasonable security precautions, however, the Trustee disclaims any liability for interception of any such data or communications. The Trustee reserves the right not to accept data or communications transmitted via electronic media by the Administrator or a third party if it determines that the media does not provide adequate data security, or if it is not administratively feasible for the Trustee to use the data security provided. The Trustee shall not be responsible for, and makes no warranties regarding access, speed or availability of internet or network services, or any other service required for electronic communication. The Trustee shall not be responsible for any loss or damage related to or resulting from any changes or modifications to the Electronic Products or Services after delivering it to the Administrator.

Section 15. Assignment.

This Agreement, and any of its rights and obligations hereunder, may not be assigned by any party without the prior written consent of the other party(ies), and such consent may be withheld in any party’s sole discretion. Notwithstanding the foregoing, Trustee may assign this Agreement in whole or in part, and any of its rights and obligations hereunder, to a subsidiary or affiliate of Trustee with prior written notice to the Sponsor. All provisions in this Agreement shall extend to and be binding upon the parties hereto and their respective successors and permitted assigns.

Section 16. Force Majeure.

No party shall be deemed in default of this Agreement to the extent that any delay or failure in performance of its obligation(s) results, without its fault or negligence, from any cause beyond its reasonable control, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, power outages or strikes. This clause shall not excuse any of the parties to the Agreement from any liability which results from failure to have in place reasonable disaster recovery and safeguarding plans adequate for protection of all data each of the parties to the Agreement are responsible for maintaining for the Plan.

Section 17. Confidentiality.

Both parties to this Agreement recognize that in the course of implementing and providing the services described herein, each party may disclose to the other Confidential Information. All such Confidential Information, individually and collectively, and other proprietary information disclosed by either party shall remain the sole property of the party disclosing the same, and the receiving party shall have no interest or rights with respect thereto if so designated by the disclosing party to the receiving party. Each party agrees to maintain all such Confidential Information in trust and confidence to the same extent that it protects its own proprietary information, and not to disclose such Confidential Information to any third party without the written consent of the other party. Each party further agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. In addition, each party agrees not to disclose or make public to anyone other than to the Sponsor and its affiliates and subsidiaries and to the fiduciaries of the Plan and the administrators of the Plan and to legal counsel and auditors of the foregoing parties or the Plan, in any manner, the terms of this Agreement, except as required by law, without the prior written consent of the other party. Except as otherwise provided herein, as necessary to properly perform its responsibilities under this Agreement, or as otherwise authorized in writing by the Sponsor, the Trustee shall treat all Participant data as Confidential Information under this Section 17. Notwithstanding the foregoing, Trustee may use Sponsor’s name in a general list of its customers, including any such list compiled for Fidelity Investments’ annual report to shareholders, without obtaining Sponsor’s prior consent.

Section 18. Data Protection.

In order to fulfill its obligations under this Agreement, the Trustee may receive personal data, including but not limited to, compensation, benefits, tax, marital/family status and other similar information, about Participants (“Personal Data”). With respect to Personal Data it receives, the Trustee agrees to (i) safeguard Personal Data in accordance with its privacy policy, and (ii) exercise the same standard of care in safeguarding such Personal Data that it uses to protect the personal data of its own employees. Notwithstanding the foregoing, the Sponsor may monitor the Trustee’s interactions with Participants and the Sponsor authorizes the Trustee to permit third-party prospects of the Trustee to monitor Participants’ interactions for the purpose of evaluating Trustee’s services.

The Sponsor hereby authorizes the Trustee to provide the Sponsor’s employees with information about comprehensive financial planning services, including but not limited to savings accumulation, financial planning and services, guidance and retirement income management (portions of which may be provided by FBSLLC or another affiliate of Trustee). Such programs may include print communication material, email, employee workshops and/or outbound informational phone calls.

The Sponsor acknowledges that as part of this program employees may provide consent to release their individual Plan data to the Trustee or its affiliates and may also consent to additional Fidelity services.

Section 19. General.

(a) Performance by Trustee, its Agents or Affiliates.

The Sponsor acknowledges and authorizes that the services to be provided under this Agreement shall be provided by the Trustee, its agents or affiliates, including but not limited to FIIOC, FBSLLC, or the successor to any of them, and that certain of such services may be provided pursuant to one or more separate contractual agreements or relationships. The Trustee acknowledges and agrees that it shall be responsible and liable for the performance of all services and obligations described herein and performed under this Agreement by its affiliates, including, but not limited to FIIOC and FBSLLC.

(b) Entire Agreement.

This Agreement together with the schedules attached hereto, which are hereby incorporated by reference herein, contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

(c) Waiver.

No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other obligation hereunder or any subsequent failure or refusal to comply with any other obligation hereunder.

(d) Successors and Assigns.

The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

(e) Partial Invalidity.

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f) Section Headings.

The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

(g) Communications.

(i) Content

The Sponsor shall provide all information requested by the Trustee to help it prepare Participant communications necessary to allow the Trustee to meet its obligations under this Agreement. The Sponsor represents that Participant communications prepared by the Sponsor will include any information required by applicable regulations to afford Plan fiduciaries protection under ERISA §404(c). The Trustee shall have no responsibility or liability for any Losses resulting from the use of information provided by or from communications prepared by the Sponsor.

(ii) Delivery

In the event that the Sponsor retains any responsibility for delivering Participant communications to some or all Participants and beneficiaries, the Sponsor agrees to furnish the communications to such Participants in a timely manner as determined under applicable law (including ERISA §404(c) and the Sarbanes-Oxley Act requirements for “blackout” notices). The Sponsor also represents that such communications will be delivered to such Participants and beneficiaries in a manner permitted by applicable law, including electronic delivery that is consistent with applicable regulations regarding electronic transmission (for example, DOL Regulation §2520.104b-1). The Trustee and its affiliates shall have no responsibility or liability for any Losses resulting from the failure of the Sponsor to furnish any such communications in a manner which is timely and consistent with applicable law.

The provisions of this Agreement shall apply to all information provided and all Participant communications prepared and delivered by the Sponsor or the Trustee during the implementation period prior to the execution date of this Agreement and throughout the term set forth in this Agreement.

Section 20. Governing Law.

(a) Massachusetts Law Controls.

This Agreement is being made in the Commonwealth of Massachusetts, and the Trust shall be administered as a Massachusetts trust. The validity, construction, effect, and administration of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except to the extent those laws are superseded by ERISA.

(b) Trust Agreement Controls.

The Trustee is not a party to the Plan, and in the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of this Agreement shall control.

Section 21. Plan Qualification.

The Plan is intended to be qualified under section 401(a) of the Code and the Trust established hereunder is intended to be tax-exempt under section 501(a) of the Code. The Sponsor represents that to the extent Participants are able to instruct the investment of their account, the Plan is intended to constitute a plan described in section 404(c) of ERISA and Title 29 of the Code of Federal Regulations Section 2550.404c-1. A copy of the Plan’s most current IRS determination letter is attached hereto as Schedule “F” and the Sponsor shall provide proof of the Plan’s continued qualification upon request by the Trustee. The Sponsor has the responsibility for ensuring the Plan’s qualified status and full compliance with the applicable requirements of ERISA except for duties and responsibilities of the Trustee or any other third party. The Sponsor hereby certifies that it has furnished to the Trustee a complete copy of the Plan and all amendments thereto in effect as of the date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

THE PROGRESSIVE CORPORATION

By:	/s/ Charles E. Jarrett

Title:	Vice President

Date:	January 31, 2006

FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Rebecca Hays Ethier

Name:	FMTC Authorized Signatory, Director, Contracts

Date:	2/10/06

SCHEDULES

SCHEDULE “A” – Administrative Services

Administration

*	Establishment and maintenance of Participant account and election percentages.

*	Maintenance of the Plan investment options set forth on Schedule “C.”

*	Maintenance of the following money classifications:

•	Employee Pre-Tax

•	Employee After-Tax

•	Progressive Match

•	SDRP Contribution

•	Paysop/Partnership

•	Rollover

•	Employee Pre-tax Catch Up

•	Old Profit Sharing

•	After-tax Rollover

•	Midland Match

*	The Trustee will provide the recordkeeping and administrative services set forth on this Schedule “A” or as otherwise agreed to in writing (or by means of a secure electronic medium) between Sponsor and Trustee. The Trustee may unilaterally add or enhance services, provided there is no impact on the fees set forth in Schedule “B.”

A) Participant Services

1.	Participant service representatives are available each business day from 8:30 a.m. ET—8:00 p.m. in the Participant’s time zone in the continental United States to provide toll free telephone service for Participant inquiries and transactions.

2.	Through the automated voice response system and on-line account access via the world wide web, Participants also have virtually 24 hour account inquiry and transaction capabilities.

3.	For security purposes, all calls are recorded. In addition, several levels of security are available including the verification of a PIN or such other personal identifier as may be agreed to from time to time by the Sponsor and the Trustee

4.	The following services are available via the telephone or such other electronic means as may be agreed upon from time to time by the Sponsor and the Trustee:

•	Enroll new Participants. Confirmation of enrollment will be provided on-line or if requested, by mail (generally within five (5) calendar days of the request).

•	Provide Plan investment option information.

•	Provide and maintain information and explanations about Plan provisions.

•	Respond to requests for literature.

•	Allow Participants to change their deferral and after-tax percentages and provide updates via EDT for the Sponsor to apply to its payrolls accordingly.

•	Maintain and process changes to Participants’ contribution allocations for all money sources.

•	Process exchanges (transfers) between investment options on a daily basis.

•	Process in-service withdrawals due to certain circumstances previously approved by the Sponsor, as documented in the Plan Administrative Manual.

•

Process hardship withdrawals due to certain circumstances previously approved by the Sponsor and in accordance with the procedures set forth in Schedule “K” attached hereto and as documented in the Plan Administrative Manual.

•	Consult with Participants on various loan scenarios and generate all documentation, as documented in the Plan Administrative Manual.

B) Plan Accounting

1.	Process consolidated payroll contributions according to the Sponsor’s payroll frequency via EDT, consolidated magnetic tape or diskette. The data format will be provided by Trustee.

2.	Maintain and update employee data necessary to support Plan administration. The data will be submitted according to payroll frequency.

3.	Provide daily Plan and Participant level accounting for all Plan investment options.

4.	Provide daily Plan and Participant level accounting for all money classifications for the Plan.

5.	Audit and reconcile the Plan and Participant accounts daily.

6.	Reconcile and process Participant withdrawal requests and distributions as approved and directed by the Sponsor, and as documented in the Plan Administrative Manual. All requests are paid based on the current market values of Participants’ accounts, not advanced or estimated values. A distribution report will accompany each check.

7.	Track individual Participant loans; process loan withdrawals; re-invest loan repayments; and prepare and deliver comprehensive reports to the Sponsor to assist in the administration of Participant loans, as documented in the Plan Administrative Manual.

8.	Maintain and process changes to Participants’ contribution(s) percentage and prospective and existing investment mix elections, as documented in the Plan Administrative Manual.

C) Participant Reporting

1.	Provide confirmation to Participants of all Participant initiated transactions either online or via the mail. Online confirms are generated upon submission of a transaction and mail confirms are available by mail within three to five calendar days of the transaction.

2.	Provide Participants with opportunity to generate electronic statements via NetBenefits for activity for the requested time period. Upon Participant request, Fidelity will provide paper statements to the Participant via first class mail.

3.	Provide Participants with required Code Section 402(f) notification for distributions from the Plan. This notice advises Participants of the tax consequences of their Plan distributions.

4.	Provide Participants with required Code Section 411(a)(11) notification for distributions from the Plan. This notice advises Participants of the normal and optional forms of payment of their Plan distributions.

D) Plan Reporting

1.	Prepare, reconcile and deliver a monthly Trial Balance Report presenting all money classes and investments. This report is based on the market value as of the last business day of the month. The report will be delivered not later than twenty (20) calendar days after the end of each month in the absence of unusual circumstances.

E) Government Reporting

1.	Process year-end tax reports for Participants – Forms 1099-R, as well as financial reporting to assist in the preparation of Form 5500.

F) Communication & Education Services

1.	Design, produce and distribute a customized comprehensive communications program for employees. The program may include multimedia informational materials, investment education and planning materials, access to Fidelity’s homepage on the internet and STAGES magazine. Additional fees for such services may apply as mutually agreed upon between Sponsor and Trustee.

2.

Provide Fidelity Portfolio PlannerSM an internet-based educational service for Participants that generates target asset allocations and model portfolios customized to investment options in your Plan(s) based upon methodology provided by Strategic Advisers, Inc., an affiliate of the Trustee. The Sponsor acknowledges that it has received the ADV Part II for Strategic Advisers, Inc. more than 48 hours prior to executing the Trust agreement.

G) Other

1.	Non-Discrimination Testing: Perform non-discrimination limitation testing upon request. In order to obtain this service, the client shall be required to provide the information identified in the Fidelity Discrimination Testing Package Guidelines. Any fees and restrictions associated with this testing service shall be addressed in such guidelines.

2.	Plan Sponsor Webstation: The Fidelity Participant Recordkeeping System is available on-line to the Sponsor via the Plan Sponsor Webstation. PSW is a graphical, Windows-based application that provides current plan and Participant-level information, including indicative data, account balances, activity and history.

3.	De minimis Distributions: Process de minimis distributions in accordance with the Plan Administrative Manual.

4.	Roll-In Processing. The Trustee shall process the qualification of rollover contributions to the Trust. The procedures for qualifying a rollover, as communicated by the Sponsor to the Trustee, are directed by the Sponsor and the Trustee shall accept or deny each rollover based upon the Plan’s written criteria and any written guidelines provided by the Sponsor and documented in the Plan Administrative Manual.

Requests that do not meet the specified criteria will be returned to the Participant with further explanation as to why the request cannot be processed. If the Sponsor or the Trustee determine that a request is not a valid rollover, the full amount of the requested rollover will be distributed to the Participant.

5.	Minimum Required Distributions: Monitor and process minimum required distribution (“MRD”) amounts as follows: the Trustee shall notify the MRD Participant and, upon notification from the MRD Participant, shall use the MRD

Participant’s information to process their distribution. If the MRD Participant has terminated employment and does not respond to the Trustee’s notification, the Sponsor hereby directs the Trustee to automatically begin the required distribution for the MRD Participant. In the case of any other MRD Participant who does not respond to the Trustee’s notification, the Trustee shall not proceed with the distribution.

6.	Qualified Domestic Relations Order Processing: The Trustee will provide Qualified Domestic Relations Order support by supplying interested parties with plan and benefit information, suspending payments upon notification that a domestic relations order has been submitted, and executing all administrative action required by that order after it has been qualified by the Administrator.

THE PROGRESSIVE CORPORATION		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Charles E. Jarrett	By:	/s/ Rebecca Hays Ethier
	Vice President		FMTC Authorized Signatory
	January 31, 2006		February 10, 2006

SCHEDULE “B” – Fee Schedule

Annual Participant Fee:	$10 per Participant* billed and payable quarterly.

Loan Fee:	Establishment fee of $35.00 per loan account; annual fee of $15.00 per loan account.

Minimum Required Distribution:	$25.00 per Participant per MRD Withdrawal.

In-Service Withdrawals by Phone:	$20.00 per withdrawal.

Plan Sponsor Webstation (PSW):	Two User I.D.’s provided free of charge. Additional User I.D.’s available upon request.

Return of Excess Contribution Fee:	$25.00 per Participant, one-time charge per calculation and check generation.

Non-Fidelity Mutual Funds:	Fees paid directly to Fidelity Investments Institutional Operations Company, Inc. (FIIOC) or its affiliates by Non-Fidelity Mutual Fund vendors shall be posted and updated quarterly on Plan Sponsor Webstation at http://psw.fidelity.com or a successor site.

— Other Fees: Separate charges may apply for optional non-discrimination testing, extraordinary expenses resulting from large numbers of simultaneous manual transactions, from errors not caused by Fidelity, reports not contemplated in this Agreement, corporate actions, or the provision of communications materials in hard copy which are also accessible to Participants via electronic services in the event that the provision of such material in hard copy would result in an additional expense deemed to be material. Fees for corporate actions will be negotiated separately, based on the characteristics of the project as well as the overall relationship at the time of the project.

—	A budget for communications shall be established on an annual basis.

*	This fee will be imposed pro rata for each calendar quarter, or any part thereof, that it remains necessary to keep a Participant’s account(s) as part of the Plan’s records, e.g., vested, deferred, forfeiture, top-heavy and terminated Participants who must remain on file through calendar year-end for 1099-R reporting purposes.

Stock Administration Fee:

— To the extent that assets are invested in Sponsor Stock, 15 bps. of such assets in the Trust payable pro rata quarterly on the basis of such assets as of the calendar quarter’s last valuation date, but no less than $25,000 nor more than $75,000 per year.

Note: These fees have been negotiated and accepted based on the following Plan characteristics: 2 Plans in the relationship, current plan assets of $746.7 million, current participation of 22,565

Participants, current assets in investment contracts of $85.5 million, current stock assets of $450.8 million, total Fidelity actively managed Mutual Fund assets of $119.1 million, total BrokerageLink assets of $12.7 million, total Fidelity non-actively managed Mutual Fund assets of $15.7 million, total Non-Fidelity Mutual Fund assets of $63 million, and projected net cash flows of $30.6 million per year. Fees will be subject to revision if these Plan characteristics change significantly by either falling below or exceeding current or projected levels. Fees also have been based on the use of up to 19 investment options, and such fees will be subject to revision if additional investment options are added.

THE PROGRESSIVE CORPORATION		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Charles E. Jarrett	By:	/s/ Rebecca Hays Ethier
	Vice President		FMTC Authorized Signatory
	January 31, 2006		February 10, 2006

SCHEDULE “C” – Investment Options

In accordance with Section 5(b), the Sponsor hereby directs the Trustee that Participants’ individual accounts may be invested in the following investment options:

—	American Beacon Small Cap Value Fund – Planahead Class

—	Fidelity U.S. Bond Index Fund

—	Fidelity Retirement Money Market Portfolio

—	Fidelity Freedom Income Fund®

—	Fidelity Freedom 2000 Fund®

—	Fidelity Freedom 2005 Fund®

—	Fidelity Freedom 2010 Fund®

—	Fidelity Freedom 2015 Fund®

—	Fidelity Freedom 2020 Fund®

—	Fidelity Freedom 2025 Fund®

—	Fidelity Freedom 2030 Fund®

—	Fidelity Freedom 2035 Fund®

—	Fidelity Freedom 2040 FundSM

—	Fidelity Low-Priced Stock Fund

—	Fidelity Dividend Growth Fund

—	Fidelity Diversified International Fund

—	Fidelity Managed Income Portfolio II

—	Fidelity Mid-Cap Stock Fund

—	Fidelity Brokeragelink®

—	The Progressive Corporation Stock Fund

—	Oakmark Equity & Income Fund

—	Washington Mutual Investors Fund – Class A

—	Wasatch Small Cap Growth Fund

—	Vanguard Institutional Index Fund

The Named Fiduciary hereby directs that the investment option referred to in Section 5(c) and Section 5(e)(vii)(B)(5) shall be the Fidelity Managed Income Portfolio II.

THE PROGRESSIVE CORPORATION		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Charles E. Jarrett	By:	/s/ Rebecca Hays Ethier
	Vice President January 31, 2006		FMTC Authorized Signatory February 10, 2006

SCHEDULE “D” – Authorized Signers (to Act on Behalf of Administrator)

[Sponsor’s Letterhead]

[Date]

Richard R. Szpak

Fidelity Employer Services Company LLC

300 Puritan Way—MM3H

Marlborough, MA 01752-3078

The Progressive Retirement Security Program

Dear Mr. Szpak:

This letter is sent to you in accordance with Section 8(b) of the Trust Agreement, dated as of November 5, 2002, and restated as of July 1, 2005, between The Progressive Corporation and Fidelity Management Trust Company. [I or We] hereby designate [name of individual], [name of individual], and [name of individual], as the individuals who may provide directions on behalf of the Sponsor upon which Fidelity Management Trust Company shall be fully protected in relying. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.

You may rely upon each designation and certification set forth in this letter until [I or we] deliver to you written notice of the termination of authority of a designated individual.

Very truly yours,

THE PROGRESSIVE CORPORATION

By:

[signature of designated individual]

[name of designated individual]

[signature of designated individual]

[name of designated individual]

[signature of designated individual]

[name of designated individual]

SCHEDULE “E” – Authorized Signers (to Act on Behalf of Named Fiduciary)

[Named Fiduciary’s Letterhead]

[Date]

Richard R. Szpak

Fidelity Employer Services Company LLC

300 Puritan Way—MM3H

Marlborough, MA 01752-3078

The Progressive Retirement Security Program

Dear Mr. Szpak:

This letter is sent to you in accordance with Section 8(c) of the Trust Agreement, dated as of November 5, 2002, and restated as of July 1, 2005, between The Progressive Corporation and Fidelity Management Trust Company. [I or We] hereby designate [name of individual], [name of individual], and [name of individual], as the individuals who may provide directions on behalf of the Named Fiduciary upon which Fidelity Management Trust Company shall be fully protected in relying. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.

You may rely upon each designation and certification set forth in this letter until [I or we] deliver to you written notice of the termination of authority of a designated individual.

Very truly yours,

PROGRESSIVE CASUALTY INSURANCE COMPANY

By:

[signature of designated individual]

[name of designated individual]

[signature of designated individual]

[name of designated individual]

[signature of designated individual]

[name of designated individual]

SCHEDULE “F”—IRS Determination Letter

INTERNAL REVENUE SERVICE P. O. BOX 2508 CINCINNATI, OH 45201 Date: 06 Jun 2002 THE PROGRESSIVE CORPORATION AND ITS SUBSIDIARIES 300 N COMMONS BLVD MAYFIELD VILLAGE, OH 44143

DEPARTMENT OF THE TREASURY

Employer Identification Number:

    34-0963169

DLN:

    17007004006012

Person to Contact:

    MICHAEL WOLOVICH                                    ID# 11426

Contact Telephone Number:

    (877) 829-5500

Plan Name:

    THE PROGRESSIVE RETIREMENT SECURITY

PROGRAM

Plan Number: 003

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provide examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination is subject to your adoption of the proposed amendments submitted in your letter dated May 7, 2002. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

This determination letter is applicable for the amendment(s) executed on December 13, 2001.

This determination letter is also applicable for the amendment(s) dated on February 19, 2002.

This letter considers the changes in qualification requirements made by

THE PROGRESSIVE CORPORATION AND the Uruguay Round Agreements Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.

This letter may not be relied on with respect to whether the plan satisfies the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub L. 107-16.

The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,

/s/ Paul T. Shultz Paul T. Shultz
Director,
Employee Plans Rulings & Agreements

Enclosures:

Publication 794

SCHEDULE “G” – Exchange Guidelines

The following exchange guidelines are currently employed by FIIOC. Participants may initiate exchanges, via a Fidelity Participant service representative, from 8:30 a.m. (ET) to 8:00 p.m. in the Participant’s time zone in the continental United States on each Business Day. Participants may initiate exchanges, subject to the rules listed below for the Stock Fund, via VRS and the internet (NetBenefitsSM), virtually 24 hours a day.

FIIOC reserves the right to change these exchange guidelines at its discretion, provided the guidelines for Sponsor shall be no less favorable to Sponsor than the guidelines applicable to similarly situated customers of the Trustee.

Note: The NYSE’s normal closing time is 4:00 p.m. (ET); in the event the NYSE closes before such time or alters such closing time, all references below to 4:00 p.m. (ET) shall mean the actual or altered closing time of the NYSE.

Exchanges shall be subject to plan rules, and the exchange guidelines provided below shall apply to sources and funds to the extent eligible for Participant-directed purchases and/or sales.

Investment Options

Exchanges Between Investment Options

Participants may call on any business day to exchange between the investment options. If the request is confirmed before 4:00 p.m. (ET), it will receive that day’s trade date. Requests confirmed after 4:00 p.m. (ET) will be processed on a next Business Day basis.

Exchange Restrictions

Participants will not be permitted to make direct transfers between the Fidelity Managed Income Portfolio II and a competing fund, as indicated in the Plan Administrative Manual. Participants who wish to exchange between the Fidelity Managed Income Portfolio II and a competing fund must first exchange into a non-competing fund for a period of 90 days.

Sponsor Stock (Real Time Trading)

The following rules apply to any Participant-initiated exchange unless the Sponsor has directed the Trustee in writing to treat such exchanges as batch activity.

I.	Exchanges from Mutual Funds or Fidelity Managed Income Portfolio II into Sponsor Stock

Participants who wish to initiate an exchange may contact Fidelity at any time listed above. Exchanges from a mutual fund into Sponsor Stock will be processed after execution of the buy trade, at the next calculated NAV of the Mutual Fund.

Sponsor Stock will be reflected in the Participant’s individual account in the Plan on the Business Day following execution of the trade.

II.	Exchanges from Sponsor Stock into Mutual Funds or Fidelity Managed Income Portfolio II

Participants who wish to initiate an exchange out of Sponsor Stock into Mutual Funds or Fidelity Managed Income Portfolio II may contact Fidelity at any time listed above.

Exchanges out of Sponsor Stock will be processed after execution of the sell trade. The subsequent exchange into the Mutual Fund or Fidelity Managed Income Portfolio II will be processed upon settlement day of the sell trade, at the last calculated NAV for such date. The Mutual Fund or Fidelity Managed Income Portfolio II shares will be reflected in the Participant’s account on the following Business Day.

III.	Exchange Restrictions

All exchange requests involving Sponsor Stock must be made in shares of stock, even if the Plan allows for percentage and dollar amount exchanges. If a Participant wishes to exchange out his or her entire balance in Sponsor Stock (or, if applicable, his or her entire balance in Sponsor Stock in a single source), the associated trade must be placed in whole shares, and fractional shares will be processed at the price determined by the sponsor-directed trade. Exchange requests accompanied by certain order types may not be accepted outside of normal trading hours. Trade requests accompanying exchange requests that do not adhere to the Trustee’s standard guidelines, or that would violate securities exchange rules, may result in rejection or cancellation of the associated exchange request.

Exchanges from one stock fund to another, or from a Participant-directed brokerage account to Sponsor Stock are not permitted.

Exchanges into Sponsor Stock shall be subject to minimum reserves on the investment option used to fund the exchange, as established by the Trustee from time to time (or such higher reserves as the Sponsor directs in writing). Exchanges in excess of the minimum reserve are prohibited.

BrokerageLink Option

I.	Exchanges from Investment Options (Standard Plan Option) into BrokerageLink Option

Participants may call on any Business Day to exchange out of the investment options into a BrokerageLink Account. Participants may initiate an exchange into BrokerageLink by speaking to a Participant services representative, via VRS and the internet (“NetBenefits”). If the request is confirmed before 4:00 p.m. (ET), the SPO investment option redemption will receive that day’s trade date. The purchase into the BrokerageLink Option Core Account will receive the next business day’s trade date. Requests confirmed after 4:00 p.m. (ET) will be processed on a next business day basis.

Although there is a one day lag in the trade date of the purchase into the BrokerageLink Option Core Account, Participants can trade in their BrokerageLink account prior to the actual exchanged assets being credited to the BrokerageLink Option Core Account, if the Participant initiates the exchange via a Participant services representative. Participants who initiate an exchange will have 90% of the assets immediately available to trade through a brokerage representative. The next Business Day 100% of the exchanged amount will be available for trading through a brokerage representative, FAST or the world wide web (Fidelity.com).

II.	Exchanges from BrokerageLink Option into Investment Options (Standard Plan Option)

Each Plan must designate a SPO Option as the default fund to which all exchanged assets from BrokerageLink to SPO are credited. Participants will have no choice as to where these assets are invested upon transfer from the FBSLLC system. If a Participant wants to reallocate to other investment options, he/she must call after they have been credited to Fidelity’s Participant Recordkeeping System (“FPRS”).

A Participant may call on any Business Day to transfer from their BrokerageLink account to their SPO default fund. Participants must speak to a brokerage representative to exchange from their BrokerageLink account into the SPO. The transfer will involve a redemption from the BrokerageLink Core Account. If the request is confirmed before 4:00 p.m. (ET), the BrokerageLink Core Account redemption will receive that day’s trade date. The purchase into the SPO default fund will receive that day’s trade date. Requests confirmed after 4:00 p.m. (ET) will be processed on a next business day basis.

Most trades within the BrokerageLink account require a three (3) business day settlement period. When placing the sell order in his/her BrokerageLink account, the Participant may not request that upon settlement of the sell, assets be transferred from BrokerageLink to the SPO default fund. The Participant must call back after each settlement to transfer funds from Fidelity Cash Reserves into the SPO default fund.

THE PROGRESSIVE CORPORATION		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Charles E. Jarrett	By:	/s/ Rebecca Hays Ethier

Name:	Charles E. Jarrett	Name:	Rebecca Hays Ethier

Title:	Vice President	Title:	Director, Contracts

Date:	January 31, 2006	Date:	February 10, 2006

SCHEDULE “H” – Operational Guidelines for Non-Fidelity Mutual Funds

Pricing

By 7:00 p.m. Eastern Time (“ET”) each Business Day, the Non-Fidelity Mutual Fund Vendor (Fund Vendor) will input the following information (“Price Information”) into the Fidelity Participant Recordkeeping System (“FPRS”) via the remote access price screen that FIIOC, an affiliate of the Trustee, has provided to the Fund Vendor: (1) the NAV for each Fund at the Close of Trading, (2) the change in each Fund’s NAV from the Close of Trading on the prior Business Day, and (3) in the case of an income fund or funds, the daily accrual for interest rate factor (“mil rate”). FIIOC must receive Price Information each Business Day. If on any Business Day the Fund Vendor does not provide such Price Information to FIIOC, FIIOC shall pend all associated transaction activity in the FPRS until the relevant Price Information is made available by Fund Vendor.

Trade Activity and Wire Transfers

By 7:00 a.m. ET each Business Day following Trade Date (“Trade Date plus One”), FIIOC will provide, via facsimile, to the Fund Vendor a consolidated report of net purchase or net redemption activity that occurred in each of the Funds up to 4:00 p.m. ET on the prior Business Day. The report will reflect the dollar amount of assets and shares to be invested or withdrawn for each Fund. FIIOC will transmit this report to the Fund Vendor each Business Day, regardless of processing activity. In the event that data contained in the 7:00 a.m. ET facsimile transmission represents estimated trade activity, FIIOC shall provide a final facsimile to the Fund Vendor by no later than 9:00 a.m. ET. Any resulting adjustments shall be processed by the Fund Vendor at the net asset value for the prior Business Day.

The Fund Vendor shall send via regular mail to FIIOC transaction confirms for all daily activity in each of the Funds. The Fund Vendor shall also send via regular mail to FIIOC, by no later than the fifth Business Day following calendar month close, a monthly statement for each Fund. FIIOC agrees to notify the Fund Vendor of any balance discrepancies within twenty (20) Business Days of receipt of the monthly statement.

For purposes of wire transfers, FIIOC shall transmit a daily wire for aggregate purchase activity and the Fund Vendor shall transmit a daily wire for aggregate redemption activity, in each case including all activity across all Funds occurring on the same day.

Prospectus Delivery

FIIOC shall be responsible for the timely delivery of Fund prospectuses and periodic Fund reports (“Required Materials”) to Participants, and shall retain the services of a third-party vendor to handle such mailings. The Fund Vendor shall be responsible for all materials and production costs, and hereby agrees to provide the Required Materials to the third-party vendor selected by FIIOC. The Fund Vendor shall bear the costs of mailing annual Fund reports to Participants. FIIOC shall bear the costs of mailing prospectuses to Participants.

Proxies

The Fund Vendor shall be responsible for all costs associated with the production of proxy materials. FIIOC shall retain the services of a third-party vendor to handle proxy solicitation mailings and vote tabulation. Expenses associated with such services shall be billed directly to the Fund Vendor by the third-party vendor.

Participant Communications

The Fund Vendor shall provide internally-prepared fund descriptive information approved by the Funds’ legal counsel for use by FIIOC in its written Participant communication materials. FIIOC shall utilize historical performance data obtained from third-party vendors (currently Morningstar, Inc., FACTSET Research Systems and Lipper Analytical Services) in telephone conversations with Participants and in quarterly Participant statements. The Sponsor hereby consents to FIIOC’s use of such materials and acknowledges that FIIOC is not responsible for the accuracy of such third-party information. FIIOC shall seek the approval of the Fund Vendor prior to retaining any other third-party vendor to render such data or materials under this Agreement.

Compensation

FIIOC shall be entitled to fees as set forth in a separate agreement with the Fund Vendor.

THE PROGRESSIVE CORPORATION		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Charles E. Jarrett	By:	/s/ Rebecca Hays Ethier

Name:	Charles E. Jarrett	Name:	Rebecca Hays Ethier

Title:	Vice President	Title:	Director, Contracts

Date:	January 31, 2006	Date:	February 10, 2006

SCHEDULE “I” – Securities That May Not Be Purchased Under the BrokerageLink Option

Precious Metals

Tax-exempt Securities (including mutual funds, municipal bonds and unit investment trusts)

Limited Partnerships

Level 3, 4 and 5 Options (which require margin accounts)

Currencies

Currency Options

Currency Warrants

Commodities

Interest Rate Options

Futures Contracts

Convertible Adjustable Preferred Stock

Any Security that may result in a prohibited transaction

Any Securities or Securities Options issued by the Sponsor or its majority owned subsidiaries

Such other Securities as directed by the Sponsor

Non-Fidelity mutual funds not available through Fidelity FundsNetwork

THE PROGRESSIVE CORPORATION		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Charles E. Jarrett	By:	/s/ Rebecca Hays Ethier

Name:	Charles E. Jarrett	Name:	Rebecca Hays Ethier

Title:	Vice President	Title:	Director, Contracts

Date:	January 31, 2006	Date:	February 10, 2006

SCHEDULE “J” – BrokerageLink Administrative Procedures

This Schedule spells out the actions that FIIOC or its successor will take to rectify various situations that might arise in BrokerageLink accounts as an option in the Plan(s). By signing this Schedule, the Plan agrees to the terms of this Schedule as standing instructions for FIIOC to take the appropriate action to comply with the Trust document and to facilitate customer service and operations processing. Notwithstanding the foregoing, the Trustee shall be subject to the indemnification provisions set forth in Section 8 of this Agreement.

General

As necessary, FIIOC will initiate a transaction in the Participant’s BrokerageLink core account to rectify a situation, as set forth below, in the SPO. FIIOC will initiate a sell trade in the Participant’s BrokerageLink security position, if the terms of the Trust agreement have been violated. In the case where FIIOC initiates a sell trade to collect account fees FIIOC will look to the BrokerageLink Option Core account. In problem resolution situations that are not violations of the Trust agreement, then FIIOC will look to the Sponsor for direction with regard to the Participant’s BrokerageLink account. The Participant will be notified of these transactions by a confirmation.

All purchases or sales of individual securities must be made by FBSLLC.

Participants must complete and submit a BrokerageLink application prior to the transfer of any funds into BrokerageLink (excluding existing brokerage assets transferred from the prior trustee).

Unsecured debit or overdraft

If there is an unsecured debit or overdraft, then FIIOC will place a sell trade order(s) in the Participant’s BrokerageLink account to raise enough cash to cover the unsecured debit or overdraft. The securities that will be sold will be selected on a last in—first out basis. Only enough shares of the security(ies) will be sold to cover the unsecured debit or overdraft. Any trade related expenses (commissions, other fees) and realized gain or loss will be borne by the Participant. The Participant will be notified of these transactions by a confirmation.

Restricted sources

A Plan may restrict sources from being transferred to BrokerageLink. If FIIOC identifies any restricted source assets that have been transferred to BrokerageLink, then FIIOC will take action to return the original transferred amount related to the restricted source(s) to SPO.

If there are enough assets in the Participant’s BrokerageLink core account, then FIIOC will initiate a trade order to transfer the assets from the core account to SPO. The assets will be credited to the SPO default fund. The Participant will be notified of these transactions by a confirmation.

If there are not enough assets, FIIOC will place a sell trade order(s) in the Participant’s BrokerageLink account to raise enough cash to cover the restricted source assets. The securities that will be sold will be selected on a last in—first out basis. Only enough shares of the security(ies) will be sold to cover the restricted source assets. Any trade related expenses (commissions, other fees) and realized gain or loss will be borne by the Participant. The assets will be returned to the SPO default fund. The Participant will be notified of these transactions by a confirmation.

Non-vested assets

A Plan may restrict non-vested assets from being transferred to BrokerageLink. If FIIOC identifies any non-vested assets that have been transferred to BrokerageLink, then FIIOC will take action to return the original transferred amount related to the non-vested assets to SPO.

If there are enough assets in the Participant’s BrokerageLink core account, then FIIOC will initiate a trade order to transfer the assets from the core account to SPO. The assets will be credited to the SPO default fund. The Participant will be notified of these transactions by a confirmation.

If there are not enough assets, FIIOC will place a sell trade order in the Participant’s BrokerageLink account to raise enough liquid assets to cover the non-vested assets. The securities that will be sold will be selected on a last in—first out basis. Only enough shares of the security(ies) will be sold to cover the non-vested assets. Any trade related expenses (commissions, other fees) and realized gain or loss will be borne by the Participant. The assets will be returned to the SPO default fund. The Participant will be notified of these transactions by a confirmation.

Restricted or ineligible securities

The Plan has designated that certain securities or security types be restricted from being purchased by Participants. If FIIOC identifies a restricted security that has been purchased by a Participant, then FIIOC will place a sell trade order in the Participant’s BrokerageLink account to remove that security from the Plan. Any trade related expenses (commissions, other fees) and realized gain or loss will be borne by the Participant. The liquidated assets will be credited to the BrokerageLink core account. The Participant will be notified of these transactions by a confirmation.

Unauthorized channel deposits

Participants may deposit money into their BrokerageLink account only through the SPO recordkeeping system. A Participant may not deposit money to the BrokerageLink account by any other means than payroll deduction to the SPO. Money that is deposited to the BrokerageLink account in any other way is considered to be an unauthorized channel.

If money is deposited to a BrokerageLink account via an unauthorized channel, then FIIOC will initiate the removal of that money. If there are enough assets in the Participant’s BrokerageLink Core Account, then FIIOC will request that a check be cut in the amount of the original deposit. The check will be mailed to the Participant.

If there are not enough assets in the Participant’s BrokerageLink core account, then FIIOC will place a sell trade order(s) in the Participant’s BrokerageLink account to raise enough liquid assets to cover the unauthorized channel deposit. The securities that will be sold will be selected on a last in—first out basis. Only enough shares of the security(ies) will be sold to cover the unauthorized channel deposit. Any trade related expenses (commissions, other fees) and realized gain or loss will be borne by the Participant. Once the sell transactions have settled, FIIOC will request that a check be cut for the original amount. The check will be mailed to the Participant.

Unauthorized channel withdrawals

Participants may withdraw money from their BrokerageLink account only through the SPO recordkeeping system (FPRS). A Participant may not withdraw money from the BrokerageLink account by any other means than by speaking to a Fidelity phone representative. Money that is withdrawn from the BrokerageLink account in any other way is considered to be an unauthorized channel.

If money is withdrawn through an unauthorized channel, FIIOC will contact the Participant and request that the withdrawn assets be returned to FIIOC. FIIOC will redeposit the assets in the Participant’s BrokerageLink account.

Non-discrimination testing

If a distribution of excess contribution needs to be made from a Participant’s retirement savings account due to discrimination testing reasons, FIIOC will first look to SPO for available assets. If there are not enough assets in SPO, then FIIOC will look to the BrokerageLink account.

If there are ample assets in the Participant’s BrokerageLink core account, then FIIOC will initiate the transfer of the assets to the SPO default fund. The distribution of excess contributions will then be made from SPO according to the appropriate hierarchy.

Qualified Domestic Relation Orders (QDRO’s)

FIIOC will comply with the terms of all QDRO’s. If a BrokerageLink account is involved in a QDRO situation, then FIIOC will take direction from the Sponsor as to the actions to be taken with regards to potentially splitting the BrokerageLink account.

Deaths

FIIOC will comply with the terms of the applicable legal documents in the event of a Participant death. In the event a deceased Participant has a BrokerageLink account, then FIIOC will take direction from the Sponsor as to the action to be taken with regards to any potential activity in the BrokerageLink account.

Systematic Withdrawal Payments/Minimum Required Distributions

All withdrawals, systematic or otherwise, are debited from the Participant’s SPO. If a Participant wants their balances in BrokerageLink included in the withdrawal they must move all balances out of brokerage and into the SPO.

Fees

All Plan related fees that are paid by the Participant are debited from the Participant’s SPO. If there are not enough assets in SPO to pay fees of any nature, then FIIOC will look to the BrokerageLink account.

If there are ample assets in the Participant’s BrokerageLink core account, then FIIOC will initiate the transfer of the fee plus 10%, to cover market value fluctuations, to the SPO default fund to cover the current fees.

THE PROGRESSIVE CORPORATION			FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Charles E. Jarrett	January 31, 2006	By:	/s/ Rebecca Hays Ethier	February 10, 2006
	Charles E. Jarrett Vice President	Date		FMTC Authorized Signatory	Date

SCHEDULE “K” – Operational Procedures for Hardship Withdrawals by Phone

1.	The Participant calls the Trustee to request a hardship withdrawal.

2.	Assuming the Participant has met initial Plan requirements, the Participant Services Representative enters the hardship request.

Plan requirements are as follows:

—	The individual is an active Participant with an available pre-tax balance;

—	All other non-hardship, in-service withdrawals have been made (including from protected sources and age 59 1/2 withdrawals);

—	All loanable assets have been exhausted (except for the purchase of a primary residence);

—	The Participant declares that the hardship withdrawal meets one of the IRS’s four safe harbor provisions.

3.	The Trustee mails the hardship withdrawal application and procedures to the Participant’s home.

4.	The Participant adheres to the following procedures to execute the transaction:

—	Reviews the application carefully and notes the expiration date.

—	Signs the application and procedures page.

—	Makes copies of the required documentation noted on the second page of the procedures.

—	Submits the signed application, signed procedures and required documentation to:

Regular Mail:

Fidelity Investments

The Progressive Corporation

P.O. Box 770001

Cincinnati, OH 45277-0018

Overnight Mail:

Fidelity Investments

The Progressive Corporation

2300 Litton Way

Hebron, KY 41048

5.	The Trustee receives the Participant’s application and reviews it for the Participant’s signature and required documentation.

The required documentation includes one of the following:

—	Purchase (excluding mortgage payments) of primary residence.

A copy of the Purchase and Sale Agreement signed by both the buyer and seller, or a copy of the Construction Contract for new construction and a copy of estimated closing costs.

—	Payment of tuition for the next year of post-secondary education for the Participant, his/her spouse, children or dependents.

A copy of the bill from the educational institution or a letter from the educational institution (must be on the school’s letterhead) attesting to the fact the student is enrolled for the next 12 months and providing the costs for tuition, room and board, off-campus housing, and books.

—	Payment of deductible medical or dental expenses not covered by insurance for the Participant, his/her spouse, children or dependents.

An Explanation of Benefits (EOB) form from the Participant’s insurance carrier, or a copy of the letter from the Participant’s HMO, detailing any out-of pocket deductibles, copayments or denial of coverage for services rendered.

—	Payment needed to prevent eviction under the terms of a lease agreement or foreclosure on the mortgage of the Participant’s primary residence.

A Notice of Eviction or Foreclosure in writing from the landlord or mortgage holder, including the amount in arrears that must be paid in order to avoid eviction or foreclosure.

6.	If the application and documentation meet the requirements, the Trustee will execute the transaction and mail the check directly to the Participant’s home.

7.	If the application and documentation do not meet the requirements, the Trustee will send a letter to the Participant indicating that the hardship request was rejected and the reason for rejection (i.e. no signature, improper documentation).

8.	If the Trustee is unsure whether the Participant’s documentation meets the requirements, the Trustee will forward the hardship request to the Sponsor for direction (written approval or rejection).

THE PROGRESSIVE CORPORATION			FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Charles E. Jarrett	January 31, 2006	By:	/s/ Rebecca Hays Ethier	February 10, 2006
	Charles E. Jarrett Vice President	Date		FMTC Authorized Signatory	Date